EXHIBIT 99.1

October 20, 2010

Mr. Brian D. Corum

Senior Vice President

BANK OF AMERICA, N.A.

901 Main Street, 64th Floor

Dallas, TX 75202

Mr. Hussin Baig

Credit Services

BANK OF AMERICA, N.A.

Building B

2001 Clayton Road

Concord, CA 94620-2405

Via Facsimile (214) 530-3179 and (888) 264-0966

Dear Gentlemen:

Please refer to (i) our prior letter dated October 18, 2010 (the “Instruction Letter”) and (ii) that certain Letter Loan Agreement dated as of April 15, 2008, between Tracinda Corporation, a Nevada corporation (the “Borrower”) and Bank of America, N.A., (“Lender”) (as extended, renewed, amended or restated from time to time, the “Letter Agreement;”). Borrower hereby rescinds our prior instructions that were set forth in the Instruction Letter and gives you notice pursuant to Paragraph 1(g)(vii) of the Letter Agreement to irrevocably reduce the Commitment to $25,000,000.00 effective October 22, 2010. All terms and conditions of the Letter Agreement, including the Pledge Agreement, shall remain in effect.

Sincerely,

/s/ Anthony Mandekic
Anthony Mandekic
Secretary/Treasurer

Agreed and Accepted:

BANK OF AMERICA, N.A.

By:	/s/ Brian D. Corum
Brian D. Corum
Senior Vice President